Exhibit 99.1

FOR IMMEDIATE RELEASE

LIZ CLAIBORNE INC. UNVEILS MAJOR NEW DISTRIBUTION STRATEGY
FOR THE LIZ CLAIBORNE BRAND FRANCHISE

JCPenney to become the exclusive department store destination for the Liz
Claiborne and Claiborne brands in the United States and Puerto Rico

Liz Claiborne New York, designed by Isaac Mizrahi, to exit
the department store channel and move to QVC®

New York, NY, October 8, 2009: Liz Claiborne Inc. (NYSE: LIZ) today announced bold steps to further the revitalization of the Liz Claiborne brand franchise and to significantly alter its earnings trajectory. To accomplish this, the company has entered into a long-term licensing agreement with J. C. Penney Company, Inc. (NYSE: JCP), under which JCPenney will become the exclusive department store destination for all Liz Claiborne and Claiborne branded merchandise in the United States and Puerto Rico. The other important element of this strategy is moving the distribution of the Liz Claiborne New York brand designed by Isaac Mizrahi to QVC. As a result of these agreements, the company expects the Liz Claiborne wholesale brand franchise to swing from a meaningful adjusted operating loss in 2009 to a targeted adjusted operating profit in 2010.

Liz Claiborne and Claiborne Brands Exclusive to JCPenney
The Liz&Co. and Concepts by Claiborne brands, launched at JCPenney in 2007, have consistently been among JCPenney’s strongest exclusive brand performers, reflecting the enormous appeal of the Liz Claiborne brand to the JCPenney customer. This milestone, strategic agreement substantially expands this highly successful partnership by launching full lifestyle collections under both the Liz Claiborne and Claiborne brand names, available in JCPenney stores, catalog and on jcp.com beginning in Fall 2010.

With this agreement, all Liz Claiborne merchandise at JCPenney – which will include approximately 30 merchandise categories – will now be sold in JCPenney’s highly affordable better/best pricing category. Liz Claiborne Inc. will lead the design process, JCPenney will be responsible for sourcing, production, marketing and distribution and they will together merchandise the brand.

Additional highlights of the JCPenney agreement include:

•	The agreement has a term of up to 10 years beginning in August 2010. At the end of year five, after certain consents have been obtained, JCPenney will have the option to acquire the licensed trademarks and other Liz Claiborne brands for use in the U.S. and Puerto Rico. JCPenney will also have the option to take ownership of the marks in the same territory at the end of year 10.

•	Liz Claiborne Inc. will receive design service fees and royalties as a percent of sales plus gross profit sharing with guaranteed minimums.

•	The merchandise will be sourced by JCPenney’s well established sourcing organization to leverage a long history of supplier relationships and leading edge, proprietary technology and processes.

•	The launch of Liz Claiborne and Claiborne will include a full range of apparel for women and men, as well as accessories, shoes and home.

•	Liz Claiborne Inc. retains the rights to market and distribute the Liz Claiborne, Liz & Co., Claiborne and Concepts by Claiborne labels outside of the U.S.

Commenting on the JCPenney strategic partnership, Liz Claiborne Inc. chief executive officer William L. McComb said: “There are few brands, across the American landscape, with the history, cultural significance, and consumer credentials as the Liz Claiborne brand. Today, we’ve taken bold steps that honor this amazing heritage. After two very successful years partnering with JCPenney, we decided it was time to take it to the next level. The commitment, the connection to the consumer and the brand stewardship JCPenney has brought to the table have been nothing short of outstanding. I have often talked about the need for strategies that allow companies to ‘win with the winners’ and this strategic alliance with JCPenney turns those words into action. By simplifying our model and working with them as our exclusive department store partner, we can reach the consumer and profitably manage the future of this iconic brand.”

Myron E. (Mike) Ullman, III, chairman and chief executive officer of JCPenney said: “Liz Claiborne is one of the most recognized brands in the history of American apparel retailing with a deeply loyal following, and our research shows that it is among the most desired by the JCPenney customer. In capitalizing on each of our strengths, this agreement brings huge benefits to both companies by giving our customers a substantially expanded Liz Claiborne offering at a more accessible price point than ever before.”

Liz Claiborne New York, Designed by Isaac Mizrahi, Moves to QVC
Liz Claiborne Inc., in collaboration with Isaac Mizrahi, announced that it has entered into an agreement to offer the prestigious Liz Claiborne New York line on QVC, one of the world’s leading multimedia retailers, beginning with Fall 2010 merchandise. Under the agreement, Isaac Mizrahi will design the line of premium apparel, accessories and home products; QVC will merchandise and source the product, with Liz Claiborne Inc. providing brand management oversight. Liz Claiborne New York will exit the department store channel completely after Holiday 2009.

Additional highlights of the QVC deal include:

•	QVC has the rights to use the Liz Claiborne New York brand with Isaac Mizrahi as creative director on any apparel, accessories, or home categories in their U.S. and international markets.

•	Liz Claiborne New York product at QVC will have higher-end styling and quality.

•	The multi-year agreement has renewal rights.

•	Liz Claiborne Inc. receives royalty on net sales.

Regarding the move to QVC, Mr. McComb said: “In order for us to fully capitalize on the Liz Claiborne New York brand’s vast equity with consumers, we needed to find a more productive distribution strategy. Given QVC’s rich, brand-enhancing selling environment and its extremely consumer-centric culture, as well as its recent announcement to support the launch of the comprehensive lifestyle collection ISAACMIZRAHILIVE!™, QVC is ideal for Liz Claiborne New York. I am excited to think that Isaac Mizrahi and Liz Claiborne New York will play a major role at QVC as they become one of the great success stories of the next decade.”

Isaac Mizrahi said: “The opportunities for the Liz Claiborne New York brand inherent in this new distribution strategy with QVC are thrilling for me. It affords us the ability to elevate the brand and effectively balance the collection so that we are able to maximize its sales potential.  It is exciting for me to link my relationship with Liz Claiborne and my relationship with QVC, together we will revolutionize the way a brand builds and provides a direct voice to the customer.”

Commenting on this agreement, QVC’s president and CEO Mike George said: “We’re thrilled to collaborate with the Liz Claiborne organization to celebrate and reignite the heritage of this incredible fashion story in an entirely fresh, new retail environment.  This iconic fashion brand, powered by the brilliant design talent of Isaac Mizrahi, presented through QVC’s immersive multimedia experience — for anyone who loves to shop, it’s an exciting glimpse at the future of retailing.”

Liz Claiborne Inc. will sponsor a conference call at 10:00 am EDT today to discuss this agreement. The dial-in number is (888) 694-4676 with pass code 34714266. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the second quarter of 2009, filed with the Securities and Exchange Commission.

About Liz Claiborne Inc.
Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Kate Spade, Juicy Couture, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Monet family of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY® Jeans Group. The Dana Buchman and Axcess brands are sold exclusively at Kohl’s, and beginning in Fall 2010, the Liz Claiborne and Claiborne brands will be sold exclusively at J.C. Penney and the Liz Claiborne New York brand designed by Isaac Mizrahi will be available at QVC and at company-owned Liz Claiborne New York outlet stores. For more information visit www.lizclaiborneinc.com.

About JCPenney
JCPenney is one of America’s leading retailers, operating 1,109 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, www.jcp.com, and the nation’s largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect commitment to providing customers with style and quality at a smart price. Traded as “JCP” on the New York Stock Exchange, the Company posted revenue of $18.5 billion in 2008 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney’s “Every Day Matters” brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company’s 150,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

About QVC
QVC, Inc., a wholly owned subsidiary of Liberty Media Corporation attributed to the Liberty Interactive Group (Nasdaq: LINTA), is one of the largest multimedia retailers in the world. QVC is committed to providing its customers with thousands of the most innovative and contemporary beauty, fashion, jewelry and home products. Its programming is distributed to more than 167 million homes worldwide. The company’s Web site, QVC.com, is ranked among the top general merchant Internet sites. With subsidiaries in the United Kingdom, Germany and Japan, and launching in Italy in 2010, West Chester, Pa.-based QVC has shipped more than a billion packages in its 23-year history. QVC, Q, and the Q Ribbon Logo are registered service marks of ER Marks, Inc.

Liz Claiborne Inc. Forward Looking Statement
Statements contained in this presentation (or incorporated by reference into this presentation), in future filings by us with the Securities and Exchange Commission (“the SEC”), in our press releases, and in oral statements made by, or with the approval of, our authorized personnel, that relate to the Company’s future performance or future events are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “project,” “expect,” “we believe,” “we are optimistic that we can,” “current visibility indicates that we forecast” or “currently envisions” and similar phrases. Forward-looking statements include statements regarding, among other items:

(a) our ability to continue to have the liquidity necessary, through cash flows from operations and availability under our amended and extended credit facility, which may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in our amended and extended credit facility and the borrowing base requirement in our amended and extended credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory;

(b) general economic conditions in the United States, Europe and other parts of the world;

(c) lower levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours;

(d) continued restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed;

(e) changes in the cost of raw materials, labor, advertising and transportation;

(f) our dependence on a limited number of large U.S. department store customers, and the risk of consolidations, restructurings, bankruptcies, changes in our brand relationships and other ownership changes in the retail industry and financial difficulties at our larger department store customers;

(g) our ability to successfully implement our long-term strategic plans;

(h) our ability to affect a turnaround of our MEXX Europe business;

(i) our ability to respond to constantly changing consumer demands and tastes and fashion trends, across multiple product lines, shopping channels and geographies;

(j) our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees, both union and non-union;

(k) our ability to adequately establish, defend and protect our trademarks and other proprietary rights;

(l) our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories;

(m) risks associated with the implementation of the licensing arrangements with JC Penney Company, Inc. and QVC discussed in this presentation including, without limitation, our ability to efficiently change our operational model and infrastructure as a result of such licensing arrangements, our ability to continue a good working relationship with those licensees and possible changes in our other brand relationships or relationships with other retailers as a result;

(n) the impact of the highly competitive nature of the markets within which we operate, both within the United States and abroad;

(o) our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices;

(p) risks associated with our agreement with Li & Fung, which results in a single foreign buying agent for substantially all of our products;

(q) our international operations are subject to a variety of legal, regulatory, political and economic risks, including risks relating to the importation and exportation of product;

(r) our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products but political activity seeking to re-impose quota has been initiated or threatened; and

(s) our exposure to domestic and foreign currency fluctuations.

The forward-looking statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions, including those described in “Item 1A. Risk Factors” in our Quarterly Report filed on Form 10-Q, dated August 12, 2009 as well as in our 2008 Annual Report on Form 10-K. The Company may change its intentions, beliefs or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond our control. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Liz Claiborne Inc. Media Contact: Jane Randel; 212-626-3408; jane_randel@liz.com
Liz Claiborne Inc. Investor Contact: Robert Vill; 201-295-7515; robert_vill@liz.com
JCPenney Media Contact: Darcie Brossart, 972-431-3400, jcpcorpcomm@jcpenney.com
QVC Media Contact: Tara Hunter; 484-701-8163; Tara.Hunter@QVC.com